Your Ref:

905 Silvercord, Tower 2
30 Canton Road
Our Ref: 4175/2013/GEN/AFGCO06F	Tsimshatsui
Kowloon
Hong Kong

Tel : (852) 2375 3180
Fax : (852) 2375 3828
November 1 2013	E-mail : ms@ms.com.hk
www.ms.com.hk

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

United States of America

Dear Sirs,

CHINA PRECISION STEEL, INC.

We have received a copy of, and are in agreement with, the statements being made by China Precision Steel, Inc. in Item 4.01 of its Form 8-K dated November 1, 2013, captioned “Changes in Registrant’s Certifying Accountant”.

We hereby consent to the filing of this letter as an exhibit to the foregoing statements on Form 8-K. Yours faithfully,

Yours faithfully,

RL/by